POWER OF ATTORNEY


     The person whose signature appears below hereby appoints Harold G. Powell and H. Rainey Powell, or either of them, as his or her true and lawful attorney-in-fact with full power of substitution to execute and file in the name of and on behalf of Harold's Stores, Inc. (the "Corporation"), and the person whose signature appears below, both individually and in the capacities indicated, the Corporation's Registration Statement on Form S-2 filed with the Securities and Exchange Commission, and any and all amendments thereto.

     Dated this 17th day of  May, 1996.



          Signature                          Title





         /s/ Harold G. Powell                Chairman of the Board of Directors
             Harold G. Powell